EXHIBIT 99.1

Press Release

For Release at 2:00 p.m. (MDT) on Monday, June 13, 2005

Company contact: Robert W. Howard, Executive Vice President, Finance and Investor Relations or Jim Felton, Investor Relations Manager, 303-293-9100

Fredrick J. Barrett Named Chief Operating Officer of Bill Barrett Corporation

DENVER – (PR Newswire) – June 13, 2005 – Bill Barrett Corporation (NYSE: BBG) announced that effective June 13, 2005, Fredrick J. Barrett was appointed Chief Operating Officer of the Company. Mr. Barrett also will continue to serve as President and a director of the Company. J. Frank Keller, who previously served as Chief Operating Officer, will continue to serve in an active management role as Executive Vice President. Although Mr. Keller has not provided the Company with notice of his retirement date, he has notified the Company of his intention to retire in the first quarter of 2006.

William J. Barrett, Chairman of the Board and Chief Executive Officer of the Company, said, “Fred is a founder of the Company and an exceptional leader. Under his guidance as Company President, we have become a preeminent oil and gas company focused on exploration and production in the Rocky Mountains. Fred’s geologic and technical expertise will be an important asset to the Company’s future growth. Likewise, Frank’s contribution to building the Company and establishing world class operations has been essential to our early success. We are grateful that, over the next several months, Fred will be able to apply Frank’s knowledge and operational expertise to continue our strategy of effectively increasing reserves and production from our extensive asset base.”

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects in nine basins in the Rocky Mountains. Additional information about Bill Barrett Corporation can be found on its web site www.billbarrettcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission www.sec.gov.

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